Exhibit 99.1

SILICON LABS ACQUIRES BLUEGIGA, A LEADER IN BLUETOOTH AND WI-FI CONNECTIVITY SOLUTIONS

— Company Is Now a One-Stop-Shop for Wireless ICs, Modules, Software and Solutions for the Internet of Things —

AUSTIN, Texas USA and ESPOO, Finland — Feb. 3, 2015 - Silicon Labs (NASDAQ: SLAB), a leading provider of microcontroller, wireless connectivity, analog and sensor solutions for the Internet of Things (IoT), today announced the acquisition of Bluegiga Technologies Oy. A privately held company based in Espoo, Finland, Bluegiga is one of the fastest growing independent providers of short-range wireless connectivity solutions and software for the IoT. Bluegiga’s wireless portfolio includes ultra-low-power Bluetooth® Smart, Bluetooth Classic, and Wi-Fi® modules, as well as software stacks, development tools and software development kits (SDKs) for a multitude of applications in the industrial automation, consumer electronics, audio, automotive, retail, residential, and health and fitness markets.

This strategic acquisition significantly expands Silicon Labs’ wireless hardware and software solutions for the IoT. Bluegiga’s market-proven Bluetooth and Wi-Fi modules, software stacks and development tools complement Silicon Labs’ 802.15.4 ZigBee® and Thread mesh networking software, ultra-low-power sub-GHz solutions, and wireless MCU and transceiver product offerings. The combined wireless connectivity portfolio and development ecosystem will enable Silicon Labs to address a broader range of market opportunities and customer needs. Together, Silicon Labs and Bluegiga offer customers a “one-stop-shop” source of standards-based wireless connectivity solutions including high-performance, long-range and ultra-low-power options.

“With Silicon Labs’ wireless, microcontroller and sensor portfolios gaining considerable traction in the IoT markets, the timing of this acquisition couldn’t be better,” said Tyson Tuttle, CEO of Silicon Labs.

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“Bluegiga’s wireless modules and software stacks round out our wireless portfolio and complement our IoT solutions. The addition of Bluegiga wireless modules gives us new ways to deliver simplicity to our customers, enabling developers to easily add wireless connectivity to their designs.”

Following the acquisition, Silicon Labs will continue to operate in Espoo, Finland, as a center of excellence for wireless hardware and software technology development. The company will continue to develop, market and support a complete portfolio of Bluetooth and Wi-Fi module products and software stacks for customers worldwide.

“The Bluegiga team is excited to join forces with Silicon Labs,” said Riku Mettälä, vice president of product creation at Bluegiga. “We truly share a common vision of enabling versatile, cost-effective and streamlined wireless connectivity solutions for a wide range of applications, from the connected home to industrial IoT to consumer and health and fitness devices. Together, our wireless development teams will drive innovation in the IoT market, and our unified solutions will give customers a rich choice of wireless platforms for connected devices.”

Terms and Guidance

Silicon Labs completed the acquisition of Bluegiga Technologies Oy on January 30, 2015. Under the agreement, Bluegiga investors received approximately $61 million in cash. The acquisition was funded from Silicon Labs’ balance sheet cash resources and required no borrowing. Bluegiga is expected to contribute approximately $25 million to $28 million in revenue in 2015, and Silicon Labs expects the acquisition to be accretive to 2015 non-GAAP earnings. Additional financial details and guidance will be provided in Silicon Labs’ fourth quarter earnings call scheduled for February 4, 2015.

About Bluegiga Technologies

Bluegiga is committed to providing innovative and easy-to-use short-range wireless connectivity solutions to OEMs, device manufacturers and system integrators. Bluegiga’s technology portfolio includes Bluetooth and Wi-Fi, and products include a wide range of wireless modules, from ultra-low-power Bluetooth Smart modules to best-in-class long-range Bluetooth Classic and Wi-Fi products.

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Bluegiga was founded in 2000 and is headquartered in Espoo, Finland. The company has local sales and customer service offices in Atlanta, Georgia (USA) and Hong Kong, China. Bluegiga products are available globally in more than 70 countries through an extensive distribution network. For more information, visit www.bluegiga.com.

Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leading provider of silicon, software and system solutions for the Internet of Things, Internet infrastructure, industrial automation, consumer and automotive markets. We solve the electronics industry’s toughest problems, providing customers with significant advantages in performance, energy savings, connectivity and design simplicity. Backed by our world-class engineering teams with strong software and mixed-signal design expertise, Silicon Labs empowers developers with the tools and technologies they need to advance quickly and easily from initial idea to final product. www.silabs.com

Cautionary Language

This press release contains forward-looking statements based on Silicon Labs’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will,” “expanding,” “growing,” and similar phrases as they relate to Silicon Labs or Bluegiga are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Labs and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks related to the successful completion of the development and implementation of Bluegiga’s technology; risks associated with the development of modules and the Company’s limited operating history with modules; risks that the acquisition may not yield the expected benefits due to the failure to properly integrate the acquired business and employees; risks that our competitors that supply products incorporated in Bluegiga’s modules may disrupt such supply; risks that the acquired business’s products and processes under development may fail to achieve market acceptance; risks of disputes regarding the acquired business and intellectual property; risks that the performance of Silicon Labs’ existing business may not offset the dilutive effects of the acquisition; risks associated with the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Labs’ filings with the SEC.

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Silicon Labs disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Labs, Silicon Laboratories, the “S” symbol, the Silicon Laboratories logo and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

SILICON LABS CONTACTS:

Public Relations, Dale Weisman +1 (512) 532-5871, dale.weisman@silabs.com

Investor Relations: Jalene Hoover +1 (512) 428-1610, investor.relations@silabs.com